Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal Third Quarter 2012

VALENCIA, CA, July 31, 2012 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal third quarter ended June 30, 2012.

Highlights

•                  Third quarter revenue of $189.3 million, up 5.2% compared to $180.0 million in the prior year

•                  Year-to-date revenue of $564.0 million, up 6.5% compared to the prior year period, and up 16.3% excluding the two Charleston programs completed in 2011

•                  Net income of $22.3 million, with Diluted Earnings Per Share of $0.23

•                  Adjusted Net Income of $22.6 million, with Adjusted Diluted Earnings Per Share of $0.24

Fiscal 2012 Third Quarter Results

Revenue for the fiscal third quarter was $189.3 million, an increase of 5.2% compared to $180.0 million in the prior year period.  Wesco again demonstrated strong international growth during the quarter with revenues in the Rest of World segment increasing by 34.5% compared to the prior year.  In the third quarter, Ad hoc, JIT and LTA sales as a percentage of net sales represented 39%, 24% and 37%, respectively, compared to 40%, 28% and 32%, respectively, for the same period last year.

Net income for the third quarter of fiscal 2012 was $22.3 million, resulting in Diluted Earnings Per Share of $0.23.  This compared to $14.0 million, or $0.15 per share in the prior year period.   The increase in net income was due to a reduction in interest expense and a lower effective tax rate, partially offset by higher selling, general and administrative expenses.  Adjusted EBITDA for the third quarter was $41.1 million as compared to $43.9 million in the third quarter of 2011.  Adjusted Net Income was $22.6 million, resulting in Adjusted Diluted Earnings Per Share of $0.24, compared to $21.1 million, or $0.23 per share in the prior year period.

Randy Snyder, Wesco’s Chairman, President, and Chief Executive Officer said, “We are pleased with our performance during the past quarter as we have continued to increase the scope of our contracts with our valued customers and have also started to see the positive impact of our efforts to work through excess customer-owned inventory on some of our newer contracts. We are also very excited about our recent acquisition of Interfast, and are working closely with the Interfast team to find ways to expand key customer relationships and to bolster our efforts to serve the Airline and MRO markets.”

First Nine Months of Fiscal 2012

Revenue for the first nine months of fiscal 2012 was $564.0 million, an increase of 6.5% compared to $529.6 million in the prior year period.  On a year-to-date basis, Ad hoc, JIT and LTA sales as a percentage of net sales represented 38%, 26% and 36%, respectively, compared to 38%, 31% and 31%, respectively, for the first nine months of fiscal 2011.

Net income for the period was $65.2 million, resulting in Diluted Earnings Per Share of $0.68.  This compared to $57.6 million or Diluted Earnings Per Share of $0.62 in the prior year period.  Adjusted EBITDA on a year-to-date basis was $126.9 million as compared to $132.9 million in 2011.  Adjusted Net Income was $67.7 million, resulting in Adjusted Diluted Earnings Per Share of $0.71, compared to $67.2 million, or $0.73 per share in the prior year period.

Recent Activity

On July 3, 2012, the Company completed its previously announced acquisition of substantially all of the assets of Interfast Inc., for CDN$134 million via a combination of cash and borrowings under its existing revolving credit facility. Interfast is a value-added distributor of specialty fasteners, fastening systems and production installation tooling for the aerospace, electronics and general industrial markets.  In conjunction with the acquisition, Wesco has named Peter Oleck, the former President of Interfast, as Vice President, Airlines and MRO in order to drive the Company’s growth in those important markets.

Financial Outlook

At this time, Wesco is reiterating its previous guidance for full year fiscal 2012 revenues of between $740-760 million, representing a growth rate of approximately 4-7% over 2011 results, or 12-15% excluding the Charleston programs. Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $0.90 to $0.95, and $0.92 to $0.97, respectively. These EPS estimates are based on estimated 2012 fiscal year averages of 92.4 million basic shares and 95.6 million diluted shares.

Conference Call Information

The Company will hold a conference call to discuss its third quarter 2012 results at 5:00 p.m. EDT this afternoon. A live webcast of the call and accompanying slides may be accessed over the Internet from the Company’s website at www.wescoair.com under “Investor Relations.” Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call also is available by dialing 800-322-2803 (domestic) or 617-614-4925 (international) and entering passcode 80273651.  Participants should ask for the Wesco Aircraft Holdings third quarter conference call.

A replay of the live conference call will be available approximately one hour after the call.  The replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1- 617-801-6888 (international) and entering the replay passcode 47706225.  The replay will be available on the Company’s website for one year and by telephonic replay until 11:59 p.m., August 7, 2012.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of approximately 500,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,200 employees across 44 locations in 12 countries.

Contact Information

Richard Zubek

Investor Relations

661-802-5078

InvestorRelations@wescoair.com

Non-GAAP Financial Information

“Adjusted Net Income” represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, or OID, (iii) Carlyle Acquisition related non-cash stock-based compensation expense, (iv) unusual or non-recurring items and (v) the tax effect of items (i) through (iv) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted EBITDA” represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization, (iv) Carlyle Acquisition related non-cash stock-based compensation expense and (v) unusual or non-recurring items.

Wesco utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance. You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different than those set forth in this news release. Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as supplemented by the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended December 31, 2011 and March 31, 2012. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net sales	$189,346	$180,013	$564,044	$529,556
Cost of sales	122,067	111,393	359,417	326,811
Gross profit	67,279	68,620	204,627	202,745
Selling, general and administrative expenses	32,327	29,817	88,231	79,698
Income from operations	34,952	38,803	116,396	123,047
Interest expense, net	(5,836)	(14,966)	(18,181)	(27,551)
Other expense, net	1,157	45	616	(133)
Income before provision for income taxes	30,273	23,882	98,831	95,363
Provision for income taxes	(7,980)	(9,921)	(33,637)	(37,794)
Net income	$22,293	$13,961	$65,194	$57,569

Net income per share:
Basic	$0.24	$0.15	$0.71	$0.64
Diluted	$0.23	$0.15	$0.68	$0.62

Weighted average shares outstanding:
Basic	92,486	90,614	91,815	90,599
Diluted	96,068	92,713	95,554	92,662

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	June 30, 2012	September 30, 2011

Assets
Cash and cash equivalents	$164,040	$45,525
Accounts receivable, net	115,701	97,289
Inventories	505,996	483,062
Other current assets	25,085	11,740
Deferred income taxes	38,253	39,289
Total current assets	849,075	676,905
Long-term assets	618,267	624,480
Total assets	$1,467,342	$1,301,385

Liabilities and Stockholders’ Equity
Accounts payable	$67,462	$53,069
Other current liabilities	16,304	18,664
Income taxes payable	2,528	1,144
Capital lease obligations—current portion	1,009	2,069
Total current liabilities	87,303	74,946
Long-term debt	626,000	556,000
Capital lease obligations	213	712
Deferred income taxes	51,963	41,256
Long-term liabilities	678,176	597,968
Total liabilities	765,479	672,914
Total stockholders’ equity	701,863	628,471
Total liabilities and stockholders’ equity	$1,467,342	$1,301,385

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Nine Months Ended
	June 30, 2012	June 30, 2011

Cash flows from operating activities
Net income	$65,194	$57,569
Adjustments to reconcile net income to net cash provided by operating activities
Non-cash items	18,382	20,482
Changes in assets and liabilities
Accounts receivable	(18,467)	(10,628)
Income taxes receivable	(8,745)	(3,275)
Inventories	(23,148)	2,447
Prepaid expenses and other assets	(2,789)	1,969
Accounts payable	14,758	(13,602)
Accrued expenses and other liabilities	(570)	(222)
Income taxes payable	1,401	(3,722)
Net cash provided by operating activities	46,016	51,018
Cash flows from investing activities
Purchases of property and equipment	(6,074)	(3,991)
Proceeds from sale of equipment	2,737	—
Net cash used in investing activities	(3,337)	(3,991)
Cash flows from financing activities
Proceeds from issuance of long-term debt	95,000	615,000
Repayments of long-term debt, net	(25,000)	(651,243)
Financing fees	—	(13,144)
Repayment of capital lease obligations	(1,559)	(1,448)
Excess tax benefit related to stock options exercised	1,778	—
Proceeds from exercise of stock options	5,661	—
Net cash provided by (used in) financing activities	75,880	(50,835)
Effect of foreign currency exchange rates on cash and cash equivalents	(44)	284
Net increase (decrease) in cash and cash equivalents	118,515	(3,524)
Cash and cash equivalents, beginning of period	45,525	39,463
Cash and cash equivalents, end of period	$164,040	$35,939

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

EBITDA & Adjusted EBITDA
Net income	$22,293	$13,961	$65,194	$57,569
Provision for income taxes	7,980	9,921	33,637	37,794
Interest and other, net	5,836	14,966	18,181	27,551
Depreciation and amortization	2,269	2,331	6,901	6,960
EBITDA	38,378	41,179	123,913	129,874
Carlyle Acquisition related non-cash stock-based compensation expense	—	176	—	527
Unusual or non-recurring items	2,747	2,504	2,952	2,504
Adjusted EBITDA	$41,125	$43,859	$126,865	$132,905

Adjusted Net Income
Net income	$22,293	$13,961	$65,194	$57,569
Amortization of intangible assets	923	926	2,769	2,774
Amortization of deferred financing costs	601	8,355	2,201	10,280
Carlyle Acquisition related non-cash stock-based compensation expense	—	176	—	527
Unusual or non-recurring items	472	2,504	678	2,504
Adjustments for tax effect (assumed rate of 40%)	(1,708)	(4,784)	(3,169)	(6,434)
Adjusted Net Income	$22,581	$21,138	$67,673	$67,220

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	92,486	90,614	91,815	90,599
Adjusted Net Income Per Basic Shares	$0.24	$0.23	$0.74	$0.74

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	96,068	92,713	95,554	92,662
Adjusted Net Income Per Diluted Shares	$0.24	$0.23	$0.71	$0.73